Exhibit 99.1

Soluna Holdings Announces Debt Financing

ALBANY, N.Y., February 28, 2022 -- Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), the parent company of Soluna Computing, Inc. ("SCI"), a developer of green data centers for cryptocurrency mining and other intensive computing, today announced a debt financing.

Michael Toporek, CEO of Soluna Holdings stated, “This financing continues our commitment to fund our capital plan and minimize dilution to our common equity holders."

On February 22, 2022, the Company issued to certain institutional lenders promissory notes in an aggregate principal amount of $7.5 million for an aggregate purchase price of $7.5 million. The Notes were issued as the first tranche of an aggregate financing of $20.0 million. The Company expects to issue to the Lenders a second tranche of promissory notes in an aggregate principal amount of $2.5 million for an aggregate purchase price of $2.5 million and a third tranche of promissory notes in an aggregate principal amount of $10.0 million for an aggregate purchase price of $10.0 million along with Class D common stock purchase warrants to purchase up to an aggregate of 500,000 shares of common stock of the Company at an exercise price of $11.50 per share. The Warrants will be immediately exercisable for two years upon issuance, subject to applicable Nasdaq Stock Market LLC rules. The Warrants will only be issued if and when the third tranche notes are issued.

SHI intends to use the net proceeds of the financing for the acquisition, development and growth of data centers, including cryptocurrency mining processors, other computer processing equipment, data storage, electrical infrastructure, software and real property, and business, and for working capital and general corporate purposes, which include, but are not limited to, operating expenses.

The First Tranche Notes have a maturity date of February 22, 2027 and the Second Tranche Notes and Third Tranche will have a maturity date five years from the date of issuance upon which dates the Notes shall be payable in full, and accrue interest at a rate of 2% per annum. The Notes may be repaid, at the Lender’s sole election, either at the applicable Maturity Date or upon the first business day of each month that the Company keeps open a private offering of its shares of the Company’s 9.0% Series A Cumulative Perpetual Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) by presenting its Note in whole or in part as legal tender to purchase such shares of Series A Preferred Stock at a price per share of Series A Preferred Stock on the date immediately preceding the closing of such subscription, provided that if the Notes are not repaid by May 2, 2022, the Notes shall automatically be subscribed for shares of the Series A Preferred Stock. The Notes may be prepaid or redeemed upon written notice to the other party.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Soluna Holdings, Inc.

Soluna Holdings, Inc. (Nasdaq: SLNH) is the leading developer of green data centers that convert excess renewable energy into global computing resources. Soluna builds modular, scalable data centers for computing intensive, batchable applications such as cryptocurrency mining, AI and machine learning. Soluna provides a cost-effective alternative to battery storage or transmission lines. Soluna’s MTI Instruments division manufactures precision tools and testing equipment for electronics, aviation, automotive, power and other industries. Both Soluna and MTI Instruments use technology and intentional design to solve complex, real-world challenges. Up to 30% of the power of renewable energy projects can go to waste. Soluna’s data centers enable clean electricity asset owners to ‘Sell. Every. Megawatt.’

For more information about Soluna, please visit www.solunacomputing.com or follow us on LinkedIn at linkedin.com/solunaholdings and Twitter @SolunaHoldings.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this communication, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

Investor Relations:

Kirin Smith, President
PCG Advisory, Inc.
646.823.8656
Ksmith@pcgadvisory.com